Exhibit 3.3
CERTIFICATE OF LIMITED PARTNERSHIP
OF
AVIV HEALTHCARE MERGER SUB LP
July 30, 2010
          This Certificate of Limited Partnership of Aviv Healthcare Merger Sub LP (the “Partnership”) is being duly executed and filed by Aviv REIT, Inc. as the general partner of the Partnership (the “General Partner”) under the Delaware Revised Uniform Limited Partnership Act (6 Del. C. § 17-101, et seq.). The General Partner hereby certifies as follows:
ARTICLE ONE
Name
          The name of the limited partnership hereby formed is Aviv Healthcare Merger Sub LP.
ARTICLE TWO
Initial Registered Office and Agent
          The name and address of the registered office of the Partnership in the State of Delaware and the name and address of the registered agent for service of process on the Partnership in the State of Delaware are: National Corporate Research, Ltd., 615 South DuPont Highway, Dover, Delaware 19901.
ARTICLE THREE
General Partner
          The name and business address of the General Partner are: Aviv REIT, Inc., c/o Lindsay Goldberg LLC, 630 Fifth Avenue, New York, New York 10111.
ARTICLE FOUR
Effective Date
          This Certificate of Limited Partnership shall be effective on the date of filing.
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          IN WITNESS WHEREOF, the undersigned has executed this Certificate of Limited Partnership as of the date first written above.

AVIV REIT, INC., General Partner
By:	/s/ Michael W. Dees
	Name:	Michael W. Dees
	Title:	Chief Financial Officer and Treasurer
Signature Page to
Certificate of Limited Partnership of
AVIV Healthcare Merger Sub LP